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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549





                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  NOVEMBER 12, 1998



                       COGENERATION CORPORATION OF AMERICA
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             (Exact name of registrant as specified in its charter)



          Delaware                      1-9208                   59-2076187
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(State or other jurisdiction    (Commission File Number)       (IRS Employer
      of incorporation)                                   Identification Number)



   One Carlson Parkway, Suite 240, Minneapolis, Minnesota         55447-4454
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       (Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code: (612) 745-7900
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          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS.

        As previously reported in a Current Report on Form 8-K dated October 26, 1998, NRG Energy, Inc. ("NRG Energy") acquired on April 30, 1996 a 41.86% interest in Cogeneration Corporation of America ("CogenAmerica" or the "Company") pursuant to the Company's bankruptcy plan. After the Company emerged from bankruptcy, four of its seven directors were nominees of NRG Energy. On May 1, 1997, the Company's Board of Directors increased the size of the Board from seven to eight members and elected Robert T. Sherman, Jr. to fill the vacancy. In addition, the Board appointed Mr. Sherman as the Company's President and Chief Executive Officer. As a result, at such time four of the Company's eight directors were executive officers of NRG Energy, with the remaining members of the Board of Directors consisting of Mr. Sherman and three other directors who constituted the Independent Directors Committee. According to its most recent
Schedule 13D filing, NRG Energy beneficially owns an aggregate of 3,254,288, or 47.6%, of the Common Stock.

        On September 14, 1998, NRG Energy sent a letter to David H. Peterson, the Company's Chairman and NRG Energy's President, Chief Executive Officer and Chairman, requesting that he call a special meeting of the Company's stockholders to consider the removal of Mr. Sherman from the Company's Board of Directors. On such date NRG Energy also filed preliminary solicitation materials with the Securities and Exchange Commission (the "SEC") pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, relating to a proposed solicitation of proxies and consents from the Company's stockholders to remove Mr. Sherman from the Company's Board (the "Proxy Solicitation"). On October 8, 1998, NRG Energy filed definitive solicitation materials with the SEC relating to the Proxy Solicitation. On October 26, 1998, NRG Energy delivered to the Company's registered agent consents of the holders of in excess of 50% of the Company's outstanding Common Stock in favor of Mr. Sherman's removal from the Company's Board of Directors. Because a Bylaw of the Company purports to require that such action, if taken by written consent, be taken only by the consent of the holders of at least 75% of the outstanding shares of Common Stock, NRG Energy indicated that it intended to continue with its Proxy Solicitation and to vote such proxies as it then held in favor of the removal of Mr. Sherman at a special meeting of stockholders which had been called for November 12, 1998 (the "Special Meeting").

        On October 27, 1998, the Company's Chairman announced at a Board meeting that NRG Energy had delivered the consents required to remove Mr. Sherman from the Board and that Mr. Sherman was therefore no longer a director of the Company. Mr. Sherman and the members of the Independent Directors Committee objected to this position, and their objections were noted for the record by the Company's Chairman. The Chairman then presented for action several items of business, including proposals to (i) appoint as a director of the Company Michael O'Sullivan, who is Vice President of NRG Energy's North American division, to fill the vacancy created by the removal of Mr. Sherman, (ii) terminate Mr. Sherman's employment agreement with the Company for cause and
(iii) elect Julie A. Jorgensen, senior counsel of NRG Energy and a director of the Company, as the Company's interim president and chief executive officer. Each of the foregoing proposals was approved by the affirmative vote of all of the directors of the Company who are also employed by NRG Energy, with the remaining directors present voting against each of the proposals.


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        Mr. Sherman has asserted that the delivery of the above-referenced consents was not legally sufficient to remove him from office. He has filed suit in the U.S. District Court for the District of Minnesota, which among other things, challenges the validity of the actions taken at the referenced Board meeting and sought to delay the Special Meeting. The Company is not a party to such suit. On November 10, 1998, the district court declined to issue an injunction to delay the Special Meeting.

        At the Special Meeting held on November 12, 1998, CogenAmerica stockholders approved the removal of Mr. Sherman as a director of the Company by an affirmative vote of 77.73 percent of the outstanding shares of Common Stock, with 1.25 percent of the outstanding shares voting against such removal. On the same day, the Board of Directors confirmed (i) the appointment as a director of the Company Michael O'Sullivan to fill the vacancy created by the removal of Mr. Sherman, (ii) the termination of Mr. Sherman's employment agreement with the Company and (iii) the election of Julie A. Jorgensen as the Company's interim president and chief executive officer.


































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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           COGENERATION CORPORATION OF AMERICA



                           By:  /s/ Timothy P. Hunstad
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                           Name: Timothy P. Hunstad
                           Title:  Vice President and Chief Financial Officer


Date:  November 25, 1998




























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